Exhibit 10.1

FUEL SYSTEMS SOLUTIONS, INC. 2009 INCENTIVE BONUS PLAN

1. Purpose.

     This plan shall be known as the Fuel Systems Solutions, Inc. 2009 Incentive Bonus Plan (the “Plan”). The purpose of the Plan shall be to provide incentive compensation for the officers and employees of Fuel Systems Solutions, Inc., its Subsidiaries and divisions.

2.	Definitions.

	(a)	“Award” means any grant of incentive compensation.

	(b)	“Award Certificate” means any written notice pursuant to which Awards are granted under the Plan.

(c)	“Board of Directors” and “Board” mean the board of directors of the Company.

(d)	“Committee” means the Compensation Committee of the Board.

(e)	“Company” means Fuel Systems Solutions, Inc.

(f)	“Corporate Services” means corporate, finance, accounting, administrative,

“overhead” and other similar services.

     (g) “Division” means any operating or administrative unit of the Company or any of its Subsidiaries for which profit and loss is measured separately and which is designated by the Committee as a “Division” for purposes of this Plan, in the Committee’s sole and absolute discretion.

     (h) “Eligible Employee” means a full-time employee (regularly working at least 32 hours per week) of the Company or any of its Subsidiaries who has been continuously employed by the Company or one of its Subsidiaries for at least six months prior to the end of the applicable Performance Year, is employed by the Company or one of its Subsidiaries at the end of the applicable Performance Year, and is employed by the Company or one of its Subsidiaries on the date of grant of the Performance Award. The transfer of an Eligible Employee between Divisions, from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Eligible Employee is placed on military or sick leave or such other leave of absence which is considered by the Committee in its sole and absolute discretion as continuing intact the employment relationship.

     (i) “Net Profit” of a Division means the net profit of the Division over the applicable Performance Year as determined in the sole and absolute discretion of the Committee. For the 2006 Performance Year, Net Profit for any Division shall exclude expenses associated with providing Corporate Services to the Division by the Company or a Subsidiary of the Company, whether or not such services are specifically incurred by the Division itself; the amount of the excluded Corporate Services will be determined in the sole and absolute judgment of the Committee, or the Board as the case may be. For any Performance Year after the 2006 Performance Year, the calculation of Net Profit for a Division may include expenses associated with providing Corporate Services to the Division by the Company or a Subsidiary of the Company, whether or not such services are specifically incurred by the Division itself.

(j)	“Participant” means an individual who receives an Award under this Plan.

(k)	“Performance Award” means an Award granted to a Participant under Section 6 based upon the achievement of applicable performance goals.

     (l) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. Administration.

     The Plan shall be administered by the Compensation Committee of the Board with respect to (i) executives of the Company who are covered by SEC reporting requirements (Executive Officers), subject to Board ratification, and (ii) all other officers and employees, provided that with respect to all the other officers and employees the Board may at any time administer the Plan with respect of such officers and employees (other than Executive Officers), in which case the term “Committee” shall be deemed to mean the Board for all purposes herein with respect to such officers and employees. Subject to the provisions of the Plan, the Committee or the Board, as the case shall be, shall be authorized to:

(i)	select persons to participate in the Plan and determine eligibility for benefits under the Plan,

(ii)	determine the form, substance and size of Awards made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such Awards will be made,

(iii)	approve the form of Award Certificates, if any, used under the Plan,

(iv)	certify that the conditions and restrictions applicable to any Award have been met,

(v)	modify the terms of Awards made under the Plan, including accelerating any payment or waiving any restrictions on or conditions of such Awards, or otherwise adjusting any terms of such Awards, but only if such change is made in writing by an authorized officer of the Company or a subsidiary.

(vi)	interpret the Plan and Awards made thereunder,

(vii)	make any adjustments necessary or desirable in connection with Awards made under the Plan to Eligible Employees located outside the United States, including, as appropriate, the establishment of sub-plans under which Awards may be crafted in response to the laws of foreign jurisdictions,

(viii)	take such action as are necessary or advisable for the Plan and the operation of the Plan to comply with the applicable requirements of applicable laws of the United States or any foreign jurisdiction where an employee is located.

(ix)	adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.

     Decisions of the Committee, or the Board, as the case may be, on all matters relating to the Plan shall be in the Committee’s or Board’s sole and absolute discretion and shall be conclusive and binding on all parties. The Board may delegate to one or more officer(s) of the Company its authority to carry out the terms of the Plan and adopt and amend rules under the Plan.

     The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4. Eligible Participants.

     Participation in the Plan shall be open to all Eligible Employees of the Company and its Subsidiaries (including individuals located outside the United States). No employee shall have a claim to be granted any Award under the Plan. Nothing in the Plan or in any Award shall confer any right on a Participant to continue as a employee of the Company or shall interfere in any way with the right of the Company to terminate such employment or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee, or any officer of the Company.

     Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. An Award of any type made hereunder in any one year to an Eligible Employee shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Employee in that year or subsequent years.

5.	Performance Awards.

(a) Grant of Performance Awards. A Performance Award may be granted to an

Eligible Employee only if both of the following have occurred: (i) the Eligible Employee’s Division has achieved a Net Profit or such other financial goals as the Board or Committee shall set during the Company’s applicable fiscal year (the “Performance Year”), and (ii) the Eligible Employee has achieved his or her Employee Goals (as defined below) for the Performance Year.

     In general, the Committee, or the Board as the case may be, shall establish the Net Profit or other financial goals and the Employee Performance Goals no later than March 31 of each year by means of the dissemination to Eligible Employees of the Fuel Systems Incentive Bonus Plan Policy. The Fuel Systems Incentive Bonus Plan Policy shall in all cases be subject to the terms of this Plan.

     (b) Division Performance Goals. The Committee, or the Board as the case may be, shall set Performance goals for each Division for each fiscal year, leading to the calculation of a Division Award Pool.

     The Committee, or the Board as the case may be, may allocate a portion of a Division Award Pool to Eligible Employees who are not employed by the Division, but who nonetheless provide Corporate Services to or on behalf of such Division.

     Any portion of a Division’s Award Pool for any Performance Year that is not distributed as Performance Awards to Eligible Employees of that Division due to such Eligible Employees not attaining their Employee Goals shall, for such Performance Year, not be re-allocated among other Eligible Employees within that Division for such Performance Year.

     (c) Employee Performance Goals. The Committee, or the Board as the case may be, shall determine the portion of any Division Award Pool that is to be awarded to a Participant on the basis of the individual’s performance over the Performance Year in relation to performance goals for such Performance Year (“Employee Goals”). Employee Goals need not be based upon an increase or positive result under a particular criterion and may include, for example, the maintenance of the status quo or the limitation of economic losses. Employee Goals may also be based on productivity, safety, attendance and adherence to the Company’s policies. The Employee Goals for different Eligible Employees may vary in relation to the job classification of the Eligible Employee or among Participants in the same job classification. The Employee Goals shall be determined by the Committee, or the Board, as the case may be, in consultation with and upon the recommendations of the supervisors within each Division. If any Eligible Employee fails to meet his or her Employee Goals, the Committee, or the Board as the case may be, may grant that Eligible Employee a portion of, or none of the Performance Award he or she might otherwise receive if he or she had met his or her Employee Goals.

     (d) Payment of Performance Award. A Participant’s Performance Award, if any, shall be paid in the form of a lump sum in cash, subject to any applicable withholding or other taxes; provided however, if the Committee or the Board so determines, in its sole discretion, some or all of the Participant’s Performance Award may be paid in the form of Restricted Stock granted under the Company’s 2009 Restricted Stock Plan. However, to exercise such right, the Committee or the Board takes action under the Company’s 2009 Restricted Stock Plan and the value of the Award paid in Restricted Stock generally shall equal the amount of cash otherwise payable, but the restricted stock shall be subject to vesting periods. Performance Awards shall be paid as soon as practicable after the results for the Performance Year have been finalized and the Committee, or the Board as the case may be, has been able to determine that the applicable Employee Goals have been reached.

     The payment of the Participant’s Performance Award shall be made by March 31 following the end of the Performance Year.

     The amount of the Performance Award granted to any Eligible Employee who was not a full-time regular employee of the Company or one of its Subsidiaries for the entire Performance Year shall be reduced pro rata based on the number of calendar days that the employee was not a full-time regular employee of the Company or one of its Subsidiaries.

     Notwithstanding any other provisions of this Plan, the Performance Award for any Participant may be reduced or eliminated by the Committee in its sole and absolute discretion prior to payment.

     It is the Company’s intent that the Plan be operated in compliance with, and no Award be treated as the payment of deferred compensation for purposes of Section 409A of the United States Internal Revenue Code.

6. Withholding Taxes.

     The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of an Award taxes of any kind required by law to be withheld.

7. Award Certificate.

     Each Participant to whom an Award is made under the Plan shall receive an Award Certificate which may also include an Award under the Company’s 2009 Restricted Stock Plan as provided in Section 5(d) hereof.

8.	Unfunded Status of Awards.

The Plan is intended to be an “unfunded” plan for incentive compensation.

9.	Amendment and Termination of the Plan.

The Board of Directors or the Committee may amend or terminate the Plan at any time.

10.	Commencement and Expiration of the Plan.

     The date of the commencement of the Plan shall be June 30, 2009 and Awards may be made under the Plan for the full calendar year 2009 at any time. The Plan shall automatically expire after five years, on June 30, 2014, provided that the expiration of the Plan shall not affect any Awards granted under the Plan prior to the expiration date and such Awards shall continue to be governed under the terms and conditions of the Plan.